Exhibit 99.1

Chart Industries, Inc. Books $135 Million Order for Equipment for Venture
Global’s Calcasieu Pass LNG Export Terminal Project

Atlanta, Georgia – March 22, 2019 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas and energy industries, has booked a $135 million order for the cold box and brazed aluminum heat exchanger equipment content on Venture Global’s Calcasieu Pass liquefied natural gas (LNG) export terminal project. On Tuesday March 19, 2019, the U.S. Federal Energy Regulatory Commission (FERC) approved Venture Global LNG Inc.’s request to proceed with full site preparation at its proposed 10 million tonnes per annum (MTPA) export terminal in Louisiana.

The booking of the full order for the Calcasieu project is the next step following our previously announced letter of intent from Baker Hughes, a GE company’s Turbomachinery & Process Solutions business for the full equipment offering of 18 cold boxes and heat exchangers for Calcasieu. We expect notices to proceed on the equipment builds beginning in May 2019. Chart will deliver the equipment on a multi-year schedule in conjunction with Baker Hughes, GE and Kiewit.

“We are fully prepared to begin building the heat exchangers and cold boxes for the Calcasieu Pass project in our La Crosse, Wisconsin and New Iberia, Louisiana facilities,” stated Jill Evanko, Chart’s President and CEO. “We are pleased to be working with strong partners on this project, and thank the Venture Global team for their confidence in Chart. We are excited about this project as well as the upcoming potential build of the Plaquemines’ terminal, which is slated to be double the MTPA of Calcasieu.”

Contact:

Jillian Evanko
Chief Executive Officer
630-418-9403 jillian.evanko@chartindustries.com

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include those found in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple market applications in Energy and Industrial Gas. Our unique product portfolio is used throughout the liquid gas supply chain in the production, storage, distribution and end-use of atmospheric, hydrocarbon, and industrial gases. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America. To learn more, visit www.Chartindustries.com.